Exhibit 99.1

NewAge, Inc. Issues Preliminary Financial Results for Fourth Quarter 2021

Expects preliminary, unaudited net revenue in the range of $99 million to $101 million

DENVER, Colo., January 10, 2022 – NewAge, Inc. (Nasdaq: NBEV) (“NewAge” or “the Company”), the Colorado-based direct-to-consumer (D2C) organic and healthy products company, today announced that the Company anticipates preliminary, unaudited net revenue in the range of $99 million to $101 million for the fourth quarter ended December 31, 2021.

The preliminary net revenue range is relatively unchanged from revenue of $100 million reported in the third quarter 2021; however, it is below the Company’s previous expectation for a high single-digit sequential increase. While sales in October and November were in line with the Company’s expectations, sales momentum in December declined due to:

●	Ongoing restrictions limiting travel and face-to-face meetings due to COVID;
●	Changing regulatory requirements in China and Europe requiring operational adjustments; and
●	Continued backlogs in shipping lanes impacting inventory levels.

The foregoing expected results are preliminary and remain subject to the completion of normal quarter end accounting procedures and closing adjustments. NewAge will report fourth quarter 2021 earnings in March 2022.

In addition, NewAge filed a Form 8-K with the U.S. Securities and Exchange Commission (SEC) today announcing that the NewAge Board of Directors and Chief Executive Officer Brent Willis have agreed that Mr. Willis will resign as CEO, Director, and employee, effective immediately. The Form 8-K can be accessed on the investor section of NewAge’s website at https://newagegroup.com/investors/tab/sec-filings and on the SEC’s website at www.sec.gov.

About NewAge, Inc.

NewAge is a purpose-driven firm dedicated to inspiring the planet to Live Healthy™. Colorado-based NewAge commercializes a portfolio of organic and healthy products worldwide through primarily a direct-to-consumer (D2C) route to market distribution system across more than 50 countries. The company competes in three major category platforms including health and wellness, inner and outer beauty, and nutritional performance and weight management — through a network of exclusive independent Brand Partners, empowered with the leading social selling tools and technology available worldwide. More information on the Company can be found at NewAgeGroup.com.

NewAge, Inc.

Forward Looking Statements

This press release contains forward-looking statements that are made under the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management’s expectations regarding future results of operations, economic performance, and financial condition, including statements related to operating margins, the acquisitions and integrations of ARIIX and Aliven and cost synergies and operational efficiencies related thereto, the acquisition of additional businesses, the impact of the coronavirus (“COVID-19”) pandemic, and plans for company growth. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. NewAge competes in a rapidly growing and transforming industry, and risk factors, including those disclosed in the company’s filings with the Securities and Exchange Commission, might affect the company’s operations. Unless required by applicable law, the company undertakes no obligation to update or revise any forward-looking statements.

Contact:

Investors

NewAge, Inc.

Lisa Mueller

VP, Investor Relations

ir@newage.com